Exhibit 99.1

Fiscal Year Ended
April 30,2010

Mass Megawatts Announces Results

WORCESTER, MA., August 9, 2010 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC Bulletin Board: MMGW.OB)(massmegawatts.com) reports a net loss of 8 cents per share of Mass Megawatts Common Stock or $644,485 in the fiscal year ending April 30,2010. In the previous fiscal year ending April 30,2009, there was a net loss of 19 cents per share of Mass Megawatts Common Stock or $1,083,016.

Mass Megawatts eliminated most of its remaining debt. The company also has more cash available for expanding  its ongoing operations . The wind power company no longer experiences a severe cash flow problem.  Mass Megawatts has only nine million shares issued and outstanding of Common Stock. There is no other class of Mass Megawatts stock or debt instrument on the Balance Sheet. Most of the time including the recent past, Mass Megawatts was burdened with cash and debt issues.

 As a result, Mass Megawatts is now financially poised to achieve their next goal of preparation for mass production of their MAT wind turbines. Once independent, third-party verification of the latest technology of the “Wind Prism” is completed, Mass Megawatts can effectively expand the marketing of their product as having a competitive edge over the standard propeller-style technologies.

Mass Megawatts anticipates improved sales and contracts related to the new technology. Revenue for accounting purposes can only be recognized when the sale of the product is produced and delivered.

Mass Megawatts is marketing its product, the Multiaxis Turbosystem, using financial analysis materials allowing the company's potential customer base to identify effective financing methods. For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc.’s to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com